Exhibit 99.1

POST OFFICE BOX 787

LEBANON, TENNESSEE

37088-0787

Investor Contact:	Lawrence E. Hyatt (615) 235-4432

Media Contact:	Julie K. Davis (615) 443-9266

CRACKER BARREL REPORTS COMPLETE RESULTS FOR FIRST QUARTER FISCAL 2012

Company Grows Diluted EPS over Same Quarter Last Year

LEBANON, Tenn. – November 22, 2011 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported financial results for the first quarter of fiscal 2012 ended October 28, 2011 and provided further commentary on its previously announced increase in earnings guidance for the full 2012 fiscal year.

First-Quarter Fiscal 2012 Highlights

•

Earnings per diluted share of $1.03 increased 2.0% from the prior-year quarter. Charges related to the proxy contest with Biglari Holdings Inc. reduced earnings per diluted share by $0.06 in the quarter.

•

Comparable store restaurant and retail sales, which were down 1.6% and 1.3%, respectively, improved sequentially during the quarter. Total revenue of $598.4 million was flat to the same period last year.

•	Operating income margin of 7.5% of total revenue compared with 7.6% in the first quarter of fiscal 2011. Proxy contest charges reduced operating income margin by 0.3% of total revenue in the quarter.

First-Quarter Fiscal 2012 Results

Revenue

Total revenue for the first quarter of fiscal 2012 of $598.4 million was flat compared to the prior-year quarter as new store growth offset declines in comparable store restaurant and retail sales. Comparable store restaurant traffic, average check and comparable store restaurant and retail sales for the fiscal months of August, September and October and for the first quarter were as follows:

	August	September	October	First Quarter
Comparable restaurant traffic	-5.2%	-4.2%	-2.3%	-3.8%
Average check	2.7%	1.8%	2.1%	2.2%
Comparable restaurant sales	-2.5%	-2.4%	-0.2%	-1.6%
Comparable retail sales	-3.1%	-1.7%	0.2%	-1.3%

The Company opened three new stores during the first quarter of fiscal 2012 and has opened another two since the quarter ended, bringing total Company store count to 608 as of the date of this release.

- MORE -

Cracker Barrel Reports First Quarter Results

November 22, 2011

Operating Income

Operating income was $44.6 million, or 7.5% of total revenue, in the first quarter of fiscal 2012 compared with $45.4 million, or 7.6% of total revenue, in the first quarter of fiscal 2011. Compared to the prior year, higher cost of goods sold, primarily because of higher food commodity prices, was offset by lower labor and related expenses and other store operating expenses as a percentage of total revenue. General and administrative expenses, which were 0.1% higher than the prior-year quarter as a percentage of total revenue, included $2.0 million, or 0.3% of total revenue, of charges related to the proxy contest with Biglari Holdings Inc.

Commenting on the first-quarter results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “We are pleased to report an increase in earnings per diluted share this quarter over the prior year, as well as a sequential improvement in restaurant and retail sales trends during the quarter. We believe these results demonstrate the early success of the six strategic priorities we outlined in September in what remains a very challenging consumer environment.”

Fiscal 2012 Outlook

The Company commented that its outlook for fiscal 2012 reflects many assumptions, the accuracy of which is not yet known. As previously announced in its preliminary first-quarter earnings release, the Company has raised full-year earnings guidance for fiscal 2012. The Company currently expects total revenue for fiscal 2012 of between $2.55 billion and $2.6 billion, reflecting comparable store restaurant and retail sales in a range of flat to up 1.5% and the opening of 15 new Cracker Barrel stores. Earnings per diluted share are expected to range between $4.10 and $4.25, excluding proxy contest expenses, which the Company now estimates to be between $0.11 and $0.14 per diluted share. Food commodity costs are expected to increase 5.5% to 6.5% from the prior year, and operating income margins are expected to range between 7.0% and 7.2% of total revenues.

The Company continues to expect depreciation expense of between $66 million and $68 million; net interest expense of approximately $45 million; an effective tax rate of between 28% and 29%; and capital expenditures of between $90 million and $100 million. The Company also reminds investors that its 2012 fiscal year is a 53-week year and that the impact of the 53rd week, which is included in its guidance, is expected to be additional revenue of approximately $50 million and approximately $0.25 of additional earnings per diluted share.

Commenting on the outlook, Ms. Cochran said, “While we continue to remain cautious about the outlook for consumer spending and commodity costs, we are encouraged by our improving sales trends. We believe our initiatives, aimed at driving restaurant traffic, growing retail sales and controlling costs, are gaining traction and expect to build on our success as the year progresses.”

- MORE -

Cracker Barrel Reports First Quarter Results

November 22, 2011

Fiscal 2012 First-Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line in the News and Events section on the Company’s website at investor.crackerbarrel.com on November 22, 2011, beginning at 11:00 a.m. (Eastern Time). An on-line replay will be available at 2:00 p.m. (Eastern Time) and continue through December 7, 2011.

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 608 company-owned locations in 42 states. Every Cracker Barrel store is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. – 11 p.m. For more information, visit: crackerbarrel.com.

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q1 FY12 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, and discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to successfully implement or sustain plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax,

- MORE -

Cracker Barrel Reports First Quarter Results

November 22, 2011

wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; our ability to successfully implement plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America; and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

- MORE -

Cracker Barrel Reports First Quarter Results

November 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	First Quarter Ended
	10/28/11	10/29/10	Percentage Change
Total revenue	$598,437	$598,691	—%
Cost of goods sold	186,307	179,753	4

Gross profit	412,130	418,938	(2)
Labor and related expenses	220,968	224,604	(2)
Other store operating expenses	109,044	111,959	(3)

Store operating income	82,118	82,375	—
General and administrative expenses	37,494	36,876	2
Impairment and store dispositions, net	—	83	(100)

Operating income	44,624	45,416	(2)
Interest expense	11,135	11,714	(5)

Pretax income	33,489	33,702	(1)
Provision for income taxes	9,687	9,968	(3)

Net income	$23,802	$23,734	—

Earnings per share – Basic:	$1.04	$1.04	—

Earnings per share – Diluted:	$1.03	$1.01	2

Weighted average shares:
Basic	22,870,934	22,832,393	—
Diluted	23,145,783	23,593,882	(2)

Ratio Analysis
Total revenue:
Restaurant	80.5%	80.5%
Retail	19.5	19.5

Total revenue	100.0	100.0
Cost of goods sold	31.1	30.0

Gross profit	68.9	70.0
Labor and related expenses	37.0	37.6
Other store operating expenses	18.2	18.7

Store operating income	13.7	13.7
General and administrative expenses	6.2	6.1
Impairment and store dispositions, net	0.0	0.0

Operating income	7.5	7.6
Interest expense	1.9	2.0

Pretax income	5.6	5.6
Provision for income taxes	1.6	1.6

Net income	4.0%	4.0%

- MORE -

Cracker Barrel Reports First Quarter Results

November 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	10/28/11	7/29/11
Assets
Cash and cash equivalents	$49,771	$52,274
Inventory	160,668	141,547
Other current assets	51,382	52,094
Property and equipment, net	1,011,994	1,009,164
Other long-lived assets	54,113	55,805

Total assets	$1,327,928	$1,310,884

Liabilities and Shareholders’ Equity
Accounts payable	$101,467	$99,679
Current maturities	4,812	123
Other current liabilities	169,328	167,301
Long-term debt	545,429	550,143
Other long-term obligations	213,431	225,604
Shareholders’ equity	293,461	268,034

Total liabilities and shareholders’ equity	$1,327,928	$1,310,884

Common shares outstanding	22,917,135	22,840,974

- MORE -

Cracker Barrel Reports First Quarter Results

November 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited and in thousands)

	Three Months Ended
	10/28/11	10/29/10
Cash flows from operating activities:
Net income	$23,802	$23,734
Depreciation and amortization	15,453	15,027
Loss on disposition of property and equipment	502	792
Share-based compensation, net of excess tax benefit	2,464	1,624
(Increase) in inventories	(19,121)	(21,711)
Increase (decrease) in accounts payable	1,788	(14,591)
Net changes in other assets and liabilities	(4,644)	(14,812)

Net cash provided by (used in) operating activities	20,244	(9,937)

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(18,712)	(18,153)
Proceeds from sale of property and equipment	107	196

Net cash used in investing activities	(18,605)	(17,957)

Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(30)	(1,743)
Proceeds from exercise of share-based compensation awards	823	10,307
Excess tax benefit from share-based compensation	83	838
Dividends on common stock	(5,018)	(4,547)

Net cash (used in) provided by financing activities	(4,142)	4,855

Net change in cash and cash equivalents	(2,503)	(23,039)
Cash and cash equivalents, beginning of period	52,274	47,700

Cash and cash equivalents, end of period	$49,771	$24,661

- MORE -

Cracker Barrel Reports First Quarter Results

November 22, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	First Quarter Ended
	10/28/11	10/29/10
Units in operation:
Open at beginning of period	603	593
Opened during period	3	3

Open at end of period	606	596
Total revenue: (In thousands)
Restaurant	$481,509	$481,815
Retail	116,928	116,876

Total revenue	$598,437	$598,691

Cost of goods sold: (In thousands)
Restaurant	$127,696	$122,381
Retail	58,611	57,372

Total cost of goods sold	$186,307	$179,753

Average unit volume: (In thousands)
Restaurant	$797.1	$810.5
Retail	193.6	196.6

Total	$990.7	$1,007.1

Operating weeks:	7,853	7,728

Q1 2012 vs. Q1 2011
Comparable store sales period to period decrease:
Restaurant	(1.6%)
Retail	(1.3%)

Number of locations in comparable store base	591

- END -